SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                         POST-EFFECTIVE AMENDMENT NO. 1
                                       To
                                    FORM S-8
                             REGISTRATION STATEMENT
                                      Under
                           THE SECURITIES ACT OF 1933

                               NUI HOLDING COMPANY
             (Exact name of registrant as specified in its charter)


          New Jersey                                           22-3708029
(State or other jurisdiction of                            (I.R.S. Employer
incorporation or organization)                            Identification No.)

                           550 Route 202-206, Box 760
                        Bedminster, New Jersey 07921-0760
                    (Address of principal executive offices)

                                 NUI CORPORATION
                     1996 STOCK OPTION AND STOCK AWARD PLAN
                            (Full title of the plan)

                             JAMES R. VAN HORN, ESQ.
                          General Counsel and Secretary
                                 NUI Corporation

                           550 Route 202-206, Box 760
                        Bedminster, New Jersey 07921-0760
                     (Name and address of agent for service)

                                 (908) 781-0500
          (Telephone number, including area code, of agent for service)

            The Commission is requested to send copies of all orders,
                         communications and notices to:
                            Reynold Nebel, Jr., Esq.
                     LeBoeuf, Lamb, Greene & MacRae, L.L.P.
                              One Riverfront Plaza
                          Newark, New Jersey 07102-5490
                                 (973) 643-8000

     Pursuant to Rule 414(d) under the Securities Act of 1933, as amended (the "Securities Act"), NUI Holding Company, a New Jersey corporation, as successor issuer to NUI Corporation, a New Jersey corporation, hereby adopts this registration statement, as amended, for all purposes under the Securities Act and Securities Exchange Act of 1934, as amended.

     Effective March 1, 2001, pursuant to the Agreement and Plan of Exchange between NUI Corporation ("NUI") and NUI Holding Company ("Holding Company"), each outstanding share of NUI common stock was exchanged automatically by operation of law on a share-for-share basis for Holding Company common stock, and each share of Holding Company common stock issued to NUI was canceled. As a result of the exchange, NUI became a subsidiary of Holding Company.

     The Holding Company common stock registered pursuant to this Registration Statement includes Preferred Stock Purchase Rights that are associated with and trade with the Holding Company common stock.

     NUI Corporation expressly adopts NUI Utilities, Inc.'s Registration Statement No. 333-49337 on Form S-8, as filed with the Securities and Exchange Commission on April 3, 1998 as NUI Corporation's own registration statement for all purposes of the Securities Act of 1933, as amended, and the Securities Exchange Act of 1934, as amended.

PART II - INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.  Incorporation of Documents by Reference.

     The documents listed in (a) through (c) below are hereby incorporated by reference in this Registration Statement. All documents filed by NUI Corporation pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act") after the filing of this Registration Statement and prior to the filing of a post-effective amendment, which indicates that all securities registered hereunder have been sold, or which deregisters all securities then remaining unsold shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of the filing of such documents.

     (a) The Annual Report on Form 10-K of NUI Corporation for its fiscal year ended September 30, 2000, filed with the Commission on December 27, 2000;

     (b) All other reports filed by NUI Corporation pursuant to Section 13(a) or 15(d) of the Exchange Act since September 30, 2000; and

     (c) The description of NUI Holding Company Common Stock, without par value, contained in NUI Holding Company's registration statement on Form S-4, which was declared effective on February 11, 2000 (File No. 333-30092).

Item 4.  Description of Securities.

         Not applicable.

Item 5.  Interests of Named Experts and Counsel.

         Not applicable.

Item 6.  Indemnification of Directors and Officers.

     Pursuant to New Jersey Statutes, Section 14A:3-5, a New Jersey corporation may indemnify its directors, officers, employees or agents in their capacities as such, or when serving as such for any other enterprise at the request of the corporation, against expenses and liabilities in connection with civil, criminal, administrative or investigative proceedings. Good faith and a reasonable belief that the conduct was in or not opposed to the best interests of the corporation or, with respect to a criminal proceeding, no reasonable cause to believe that the conduct was unlawful must be found by a majority vote of a quorum of disinterested directors, by independent legal counsel in a written opinion or by the shareholders. In proceedings by or in the right of the corporation, these same persons, when the above standards of conduct are found, may be indemnified for expenses. However, if the court judges such persons liable to the corporation, no indemnification shall be provided except as the court deems proper. A corporate director, officer, employee or agent must be indemnified against expenses by the corporation to the extent he has been successful on the merits or otherwise in a proceeding arising out of his corporate duties.

     The Company has insurance policies covering certain of its liabilities and expenses which might arise in connection with its lawful indemnification of its directors and officers for certain of their liabilities and expenses. In addition, the Company carries liability insurance on behalf of its directors and officers against expenses incurred in any proceeding and any liabilities asserted against them by reason of their being or having been a director or officer.

Item 7.  Exemption from Registration Claimed.

         Not applicable.

Item 8.  Exhibits.


Exhibit
No.      Description              Reference
2        Form of Agreement and    Incorporated by reference to Exhibit A of
         Plan of Exchange         Registrant's Proxy Statement and Prospectus on
                                  Forms S-4 (File No. 333-30092)

3(i)     Form of Amended and      Incorporated by reference to Exhibit B of
         Restated Certificate     Registrant's Proxy Statement and Prospectus on
         of Incorporation         Form S-4 (File No. 333-30092)

3(ii)    Form of Amended and      Incorporated by reference to Exhibit C of
         Restated By-Laws         Registrant's Proxy Statement and Prospectus on
                                  Form S-4 (File No. 333-30092)

23(i)    Consent of Arthur        Filed herewith
         Andersen LLP


Item 9.  Undertakings.

     (a) The undersigned Registrant hereby undertakes:

     (1) to file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

     (i) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

     (ii) to include in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in the volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective Registration Statement;

     (iii) to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement; provided, however, that paragraphs 1(i) and 1(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Registration Statement;

     (2) that, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

     (3) to remove from registration by means of a post-effective amendment any of the securities being registered that remain unsold at the termination of the offering.

     (b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of Registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (h) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer, or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment No. 1 to Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the Township of Bedminster, New Jersey, on the 1st day of March, 2001.

                                   NUI HOLDING COMPANY

                                   By:  /s/ John Kean, Jr.
                                        ----------------------------
                                   Name:    John Kean, Jr.
                                   Title:   President, Chief Executive Officer
                                            (principal executive officer) and
                                            Director

     Pursuant  to  the   requirements  of  the  Securities  Act  of  1933,  this
Post-Effective Amendment No. 1 to Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

       Signature                                 Title

 /s/John Kean, Jr.           President and Chief                   March 1, 2001
-------------------------    Executive Officer (principal
John Kean, Jr.               executive officer) and Director


 /s/ A. Mark Abramovic       Senior Vice President,                March 1, 2001
-------------------------    Chief Operating Officer and Chief
A. Mark Abramovic            Financial Officer (principal
                             financial and accounting officer)


 /s/ Dr. Vera King Farris    Director                              March 1, 2001
-------------------------
Dr. Vera King Farris


 /s/ J. Russell Hawkins      Director                              March 1, 2001
-------------------------
J. Russell Hawkins


                             Director
-------------------------
John Winthrop


 /s/ John Kean               Director                              March 1, 2001
-------------------------
John Kean


 /s/ Bernard S. Lee          Director                              March 1, 2001
-------------------------
Bernard S. Lee


                             Director
-------------------------
James J. Forese


 /s/ R. Van Whisnand         Director                              March 1, 2001
-------------------------
R. Van Whisnand

                                INDEX TO EXHIBITS

Exhibit No.        Description

2 Form of Agreement and Plan of Exchange (Incorporated by reference to Exhibit A of Registrant's Proxy Statement and Prospectus on Form S-4 (File No. 333-30092))

3(i)      Form  of   Amended   and   Restated   Certificate   of   Incorporation
          (Incorporated  by  reference  to  Exhibit  B  to  Registrant's   Proxy
          Statement and Prospectus on Form S-4 (File No. 333-30092))

3(ii) Form of Amended and Restated By-Laws (Incorporated by reference to Exhibit C to Registrant's Proxy Statement and Prospectus on Form S-4 (File No. 333-30092))

23(i)     Consent of Arthur Andersen LLP